Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

F5, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value, under the F5, Inc. Incentive Plan	Rule 457(c) and Rule 457(h)	4,500,000	$145.16	$653,220,000	$110.20 per $1,000,000	$71,984.84
Equity	Common Stock, no par value, under the F5, Inc. Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	2,000,000	$123.39	$246,780,000	$110.20 per $1,000,000	$27,195.16
Total Offering Amounts					$900,000,000		$99,180.00
Total Fee Offsets							$0
Net Fee Due							$99,180.00

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration
Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share (a) for shares that may be issued under the F5, Inc. Incentive Plan is estimated to be $145.16, based on the average of the high sales price ($146.71) and the low sales price ($143.60) per share of the registrant’s common stock as reported by the NASDAQ Stock Market on June 5, 2023, and (b) for shares that may be issued under the F5, Inc. Employee Stock Purchase Plan is 85% of the average of the high sales price ($146.71) and the low sales price ($143.60) per share of the registrant’s common stock as reported by the NASDAQ Stock Market on June 5, 2023. The purchase price per share at which shares are sold under the F5, Inc. Employee Stock Purchase Plan is the lower of (i) 85% of the fair market value per share at the time the option is granted at the commencement of the offering period, and (ii) 85% of the fair market value per share at the time the option is exercised on the applicable purchase date.